                                                                       EXHIBIT 3










                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                               BNC MORTGAGE, INC.

                                      AND

                              BNCM ACQUISITION CO.




















                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                               BNC MORTGAGE, INC.

                                       AND

                              BNCM ACQUISITION CO.

                                TABLE OF CONTENTS



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Article I
THE MERGER.......................................................................................1

           SECTION 1.01.
The Merger.......................................................................................1

           SECTION 1.02.
Effective Time...................................................................................1

           SECTION 1.03.
Effects of the Merger............................................................................2

           SECTION 1.04.
Certificate of Incorporation.....................................................................2

           SECTION 1.05.
Bylaws...........................................................................................2

           SECTION 1.06.
Directors and Officers...........................................................................2

Article II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES...............................................2

           SECTION 2.01.
Conversion of Securities.........................................................................2

           SECTION 2.02.
Exchange of Certificates and Cash................................................................3

           SECTION 2.03.
Stock Transfer Books.............................................................................5

           SECTION 2.04.
Stock Options; Payment Rights....................................................................5

           SECTION 2.05.
Outstanding Warrants.............................................................................5

           SECTION 2.06.
Dissenting Shares................................................................................6

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................................6

           SECTION 3.01.
Organization and Qualifications; Subsidiaries....................................................6

           SECTION 3.02.
Capitalization...................................................................................7

           SECTION 3.03.
Authority Relative to This Agreement.............................................................8

           SECTION 3.04.
No Conflict; Required Filings and Consents.......................................................8

           SECTION 3.05.
Opinion of Financial Advisor.....................................................................9

           SECTION 3.06.
Board Approval...................................................................................9

           SECTION 3.07.
SEC Reports......................................................................................9

           SECTION 3.08.
Absence of Certain Changes......................................................................10

           SECTION 3.09.
Compliance with Laws............................................................................10

           SECTION 3.10.
Litigation......................................................................................11

           SECTION 3.11.
Undisclosed Liabilities.........................................................................11

           SECTION 3.12.
Labor Matters...................................................................................11

           SECTION 3.13.
Proxy Statement.................................................................................11

           SECTION 3.14.
Brokers.........................................................................................11
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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Article IV
REPRESENTATIONS AND WARRANTIES OF MERGER SUB....................................................12

           SECTION 4.01.
Organization and Qualification..................................................................12

           SECTION 4.02.
Authority Relative to This Agreement............................................................12

           SECTION 4.03.
No Conflict; Required Filings and Consents......................................................12

           SECTION 4.04.
Brokers.........................................................................................13

           SECTION 4.05.
Funds...........................................................................................13

           SECTION 4.06.
Information Supplied............................................................................13

           SECTION 4.07.
Employment Agreement with Kelly Monahan.........................................................13

Article V
CONDUCT OF BUSINESS PENDING THE MERGER..........................................................13

           SECTION 5.01.
Conduct of Business by the Company Pending the Merger...........................................14

Article VI
ADDITIONAL COVENANTS............................................................................17

           SECTION 6.01.
Access to Information; Confidentiality..........................................................17

           SECTION 6.02.
Proxy Statement; Schedule 13E-3.................................................................17

           SECTION 6.03.
Action by Stockholders..........................................................................18

           SECTION 6.04.
No Solicitation.................................................................................18

           SECTION 6.05.
Directors' and Officers' Insurance and Indemnification..........................................20

           SECTION 6.06.
Officers........................................................................................21

           SECTION 6.07.
Further Action; Best Efforts....................................................................21

           SECTION 6.08.
Public Announcements............................................................................22

           SECTION 6.09.
Conveyance Taxes................................................................................22

           SECTION 6.10.
Event Notices...................................................................................22

Article VII
CLOSING CONDITIONS..............................................................................23

           SECTION 7.01.
Conditions to Obligations of Each Party to Effect the Merger....................................23

           SECTION 7.02.
Additional Conditions to Obligations of Merger Sub..............................................23

           SECTION 7.03.
Additional Conditions to Obligations of the Company.............................................25

Article VIII
TERMINATION, AMENDMENT AND WAIVER...............................................................25

           SECTION 8.01.
Termination.....................................................................................25

           SECTION 8.02.
Effect of Termination...........................................................................27

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                                TABLE OF CONTENTS
                                   (CONTINUED)

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           SECTION 8.03.
Amendment.......................................................................................27

           SECTION 8.04.
Waiver..........................................................................................27

           SECTION 8.05.
Fees, Expenses and Other Payments...............................................................28

Article IX
GENERAL PROVISIONS..............................................................................30

           SECTION 9.01.
Effectiveness of Representations, Warranties and Agreements.....................................30

           SECTION 9.02.
Notices.........................................................................................30

           SECTION 9.03.
Certain Definitions.............................................................................31

           SECTION 9.04.
Headings........................................................................................33

           SECTION 9.05.
Severability....................................................................................33

           SECTION 9.06.
Entire Agreement................................................................................33

           SECTION 9.07.
Assignment......................................................................................34

           SECTION 9.08.
Parties in Interest.............................................................................34

           SECTION 9.09.
Governing Law...................................................................................34

           SECTION 9.10.
Submission to Jurisdiction; Waiver of Jury Trial................................................34

           SECTION 9.11.
Enforcement of this Agreement...................................................................34

           SECTION 9.12.
Counterparts....................................................................................35


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                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of February 3, 2000 (the "AGREEMENT"), between BNC MORTGAGE, INC., a Delaware corporation (the "COMPANY"), and BNCM ACQUISITION CO., a Delaware corporation (the "MERGER SUB").

                              W I T N E S S E T H:

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub will merge with and into the Company (the "MERGER") pursuant to which each outstanding share of common stock, par value $0.001 per share, of the Company (the "COMMON STOCK") other than shares owned by Merger Sub), shall be converted into the right to receive $10.00 in cash per share of Common Stock, as more fully set forth herein;

     WHEREAS, the Board of Directors of the Company, based on the unanimous recommendation of the Special Committee (as defined in Section 3.07), has determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders (other than Merger Sub and its affiliates and members of the Management Group (as defined in Section 9.03)) and has approved this Agreement, the Merger and the other transactions contemplated hereby and has recommended approval and adoption of this Agreement by the stockholders of the Company.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                    Article I

                                   THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company. Following the Merger, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

SECTION 1.02. Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware and by making any related filings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and as is specified in the Certificate of Merger (the "EFFECTIVE TIME" or the "CLOSING").

SECTION 1.03. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL (including, without limitation, Sections 259, 260 and 261 thereof).

SECTION 1.04. Certificate of Incorporation. The certificate of incorporation of Merger Sub immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "SURVIVING CERTIFICATE") until thereafter amended in accordance with the DGCL. At the Effective Time, such certificate shall be amended to change the name of the Surviving Corporation to "BNC Mortgage Inc."

SECTION 1.05. Bylaws. The bylaws of Merger Sub immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the Surviving Certificate and the DGCL.

SECTION 1.06. Directors and Officers. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   Article II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.01(b) and any Dissenting Shares to the extent provided in
Section 2.06) shall be converted into the right to receive $10.00 in cash, without interest (the "MERGER CONSIDERATION"). At the Effective Time, each share of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such share (other than shares to be canceled pursuant to Section 2.01(b) and any Dissenting Shares) shall thereafter represent only the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 2.02, an amount in cash per share equal to the Merger Consideration. The holders of such certificates previously evidencing such shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided herein or by law.


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(b) Each share of capital stock of the Company (i) held in the treasury of the
Company or by any wholly owned subsidiary of the Company or (ii) owned by Merger Sub or any of its subsidiaries shall automatically be canceled, retired and cease to exist without any conversion thereof and no payment shall be made with respect thereto.

(c) Each share of common stock and each share of preferred stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock and one share of preferred stock (with the same rights, limitations and preferences), respectively, of the Surviving Corporation and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 2.02. Exchange of Certificates and Cash. (a) Exchange Agent. On or before the Closing Date, Merger Sub shall enter into an agreement providing for the matters set forth in this Section 2.02 with a bank or trust company selected by Merger Sub and reasonably acceptable to the Company (the "EXCHANGE AGENT"), authorizing such Exchange Agent to act as Exchange Agent in connection with the Merger. Immediately prior to the Effective Time, Merger Sub shall deposit or shall cause to be deposited with or for the account of the Exchange Agent, for the benefit of the holders of shares of Common Stock (other than Dissenting Shares and shares to be canceled pursuant to Section 2.01(b)), an amount in cash equal to the Merger Consideration payable pursuant to Section 2.01(a) (such cash funds are hereafter referred to as the "EXCHANGE FUND").

(b) Exchange Procedures. As soon as practicable after the Effective Time, the Surviving Corporation will cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Common Stock (other than Dissenting Shares and shares to be canceled pursuant to Section 2.01(b)) (the "CERTIFICATES"), (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Merger Sub may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Merger Sub or the Surviving Corporation, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the "TRANSMITTAL DOCUMENTS"), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of shares of Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this Article II to the transferee of such shares if the Certificate evidencing such shares of Common Stock is presented to the Exchange Agent and is properly endorsed or otherwise in proper form for transfer. The signature on the Certificate or any related stock power must be properly guaranteed and the person requesting


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

payment of the Merger Consideration must either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Exchange Agent as soon as practicable following surrender of a Certificate and the related Transmittal Documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities. No interest will be payable on such Merger Consideration. Until surrendered in accordance with this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration for each share of Common Stock formerly represented by such Certificate. The Exchange Fund shall not be used for any purpose other than as set forth in this Article II. Any interest, dividends or other income earned on the investment of cash held in the Exchange Fund shall be for the account of the Surviving Corporation.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) which remains undistributed to the holders of Common Stock for six months following the Effective Time shall be delivered to the Surviving Corporation, upon demand. Any holders of Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Any amounts remaining unclaimed by holders of Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

(d) No Liability. Notwithstanding anything to the contrary in this Article II, none of Merger Sub, the Surviving Corporation or the Company shall be liable to any holder of Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Withholding Rights. The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.


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(f) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Common Stock shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate(s) shall also deliver, if reasonably required by the Surviving Corporation, a reasonable indemnity against any claim that may be made against Merger Sub, the Surviving Corporation or the Exchange Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Exchange Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificates(s) pursuant to the terms hereof.

SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Common Stock thereafter on the records of the Company. Any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason at or after the Effective Time shall be exchanged for the Merger Consideration pursuant to the terms hereof.

SECTION 2.04. Stock Options; Payment Rights. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that each outstanding Option heretofore granted under the Company's 1997 Stock Option, Deferred Stock and Restricted Stock Plan (the "STOCK OPTION PLAN") or any other plan, whether or not then vested or exercisable, shall, at or immediately prior to the Effective Time, be canceled, and each holder thereof shall be entitled to receive a payment in cash from the Company (which amount shall be subject to any applicable withholding taxes and shall be paid without interest, the "CASH PAYMENT"), upon cancellation, equal to the product of (x) the total number of Shares subject or related to such Option, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price or purchase price, as the case may be, per Share subject or related to such Option. Each such Cash Payment to be paid to each holder of an outstanding Option shall be paid by the Surviving Corporation as soon as practicable after the Effective Time. The Stock Option Plan (and any other plan, program or arrangement other than the Company's tax-qualified defined contribution plan) providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time.

SECTION 2.05. Outstanding Warrants. As soon as practicable following the date of this Agreement, the Company shall use its reasonable best efforts to cause all outstanding warrants for Common Stock to be canceled in exchange for the right to receive at the Effective Time an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such warrant, multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such warrant.


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


SECTION 2.06. Dissenting Shares. (a) Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders (i) who shall not have voted in favor of adoption of this Agreement and (ii) who shall be entitled to and shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL ("DISSENTING SHARES"), shall not be converted into or represent the right to receive the Merger Consideration unless such stockholders fail to perfect, withdraw or otherwise lose their right to appraisal. Such stockholders shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of the DGCL. If, after the Effective Time, any such stockholder fails to perfect, withdraws or loses its right to appraisal, such shares of Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares of Common Stock in the manner set forth in Section 2.02.

(b) The Company shall give Merger Sub prompt notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and relating thereto. Merger Sub shall direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Merger Sub, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

                                   Article III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Merger Sub that:

SECTION 3.01. Organization and Qualifications; Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and all material licenses, consents, permits and other approvals necessary to carry on its business as it is now being conducted. The Company is licensed, qualified, and in good standing in each state in which it originates mortgages if the laws of such state require licensing or qualification in order to originate mortgage loans and otherwise conduct business of the type conducted by the Company, except where the failure to be so qualified or licensed or in good standing has not had and could not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Merger Sub complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date.

(b) The only subsidiaries of the Company are those set forth in Section 3.01 of the Company Disclosure Schedule. Except as set forth in Section 3.01 of the Company Disclosure Schedule, each subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power to carry on its


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business as it is now being conducted. Each subsidiary of the Company is duly qualified as a foreign corporation or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not had and could not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Merger Sub complete and correct copies of the organizational documents of each subsidiary, each as amended to date.

(c) All of the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and non-assessable and are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another such wholly owned subsidiary, free and clear of all pledges, claims, equities, options, liens, charges, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS"). Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity.

SECTION 3.02. Capitalization. (a) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share ("PREFERRED STOCK") of which 570,000 shares have been designated Series A Junior Participating Preferred Stock. As of December 31, 1999, (i) 5,042,350 shares of Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable and not subject to preemptive rights; (ii) no shares of Preferred Stock were issued and outstanding; (iii) no shares of Common Stock and no shares of Preferred Stock were held in the treasury of the Company; (iv) 800,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options granted pursuant to the Stock Option Plan; (v) 317,319 shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants; (vi) 570,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights associated with the Common Stock; (vii) no Company Subsidiary owned any shares of the Company's capital stock; and
(viii) there were no securities of any subsidiary of the Company or any other Person outstanding which are convertible into or exercisable or exchangeable for capital stock of the Company. Except as set forth above, no shares of capital stock or other voting securities of the Company have been issued, are reserved for issuance or are outstanding.

(b) Except as otherwise disclosed in Section 3.02 of the Company Disclosure Schedule, there are no existing rights, options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require the Company or any of its subsidiaries to issue or sell shares of Common Stock, Preferred Stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of Common Stock, Preferred Stock or any other equity or debt securities of the Company or any of its subsidiaries. Except as disclosed in Section 3.02 of the Company Disclosure Schedule, the Company has no commitments or obligations to purchase or redeem any shares of Common Stock. Section 3.02 of the Company Disclosure Schedule contains a complete and accurate list of all outstanding Options and warrants and the exercise price thereof.

(c) Upon the Company taking the actions referred to in Sections 2.04 and 2.05, no holder of Options and no holder of warrants will have any rights to receive shares of capital stock of the Surviving Corporation upon exercise of outstanding Options or warrants.

SECTION 3.03. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the Company (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the aggregate voting power of the issued and outstanding shares of Common Stock (such vote being collectively referred to as the "COMPANY STOCKHOLDER APPROVAL"), and the filing and recordation of appropriate merger documents as required by, and in accordance with, the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

SECTION 3.04. No Conflict; Required Filings and Consents. (a) Except as otherwise disclosed in Section 3.04 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Company's Certificate of Incorporation or its Bylaws, or the certificate of incorporation, bylaws or other equivalent organizational documents of any of its subsidiaries or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any subsidiary of the Company or by which any property or asset of the Company or any subsidiary of the Company is bound or affected, (iii) conflict with, or violate, or cause a default under any loan or credit agreement, note, bond, mortgage, indenture, lease, license or other agreement, instrument, contract or permit applicable to the Company or any of its subsidiaries or their respective properties or assets, or (iv) result in the creation of a Lien on any assets or properties of the Company or any subsidiary of the Company, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, require any consent,


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


approval, authorization or permit of, or filing with or notification to, any governmental body, agency or official (each a "GOVERNMENTAL Entity"), except for
(i) any applicable requirements of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), (ii) the pre-merger notification requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), (iii) the filing and recordation of appropriate merger and similar documents as required by the DGCL and (iv) the change of control notifications to, and approvals from, state and federal mortgage licensing agencies and authorities listed in Section 3.04 of the Company Disclosure Schedule.

SECTION 3.05. Opinion of Financial Advisor. Friedman, Billings, Ramsey & Co., Inc. (the "COMPANY FINANCIAL ADVISOR") has delivered to the Special Committee (as defined below) its opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company (other than Merger Sub and its affiliates and members of the Management Group) pursuant to the Merger is fair to such stockholders from a financial point of view.

SECTION 3.06. Board Approval. (a) The Board of Directors of the Company, based on the unanimous recommendation of the Special Committee of the Board of Directors of the Company (the "SPECIAL COMMITTEE"), at a meeting duly called and held and at which a quorum was present and voting, unanimously (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company's stockholders (other than Merger Sub and its affiliates and members of the Management Group), (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement by the Company's stockholders. Such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated hereby the provisions of Section 203 of the DGCL or any antitakeover provision in the Company's Certificate of Incorporation and Bylaws.

(b) The Company has taken all action necessary to render the rights issued pursuant to the Rights Agreement, dated as of October 13, 1998, between the Company and U.S. Stock Transfer Corporation (the "RIGHTS AGREEMENT") inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby. Prior to the Effective Time, the Company shall have taken all action necessary to cause the Rights Agreement to terminate immediately prior to the Effective Time.

SECTION 3.07. SEC Reports. (a) Since the date the Company became subject to the reporting requirements of the Exchange Act, the Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder (collectively, the "COMPANY SEC DOCUMENTS"), all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933 (the "SECURITIES ACT") and the Exchange Act, and the rules promulgated thereunder. None of the Company SEC Documents at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of the Company included in the Company SEC Documents (including the notes thereto) at the time filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (and include, in the case of any unaudited interim financial statements, reasonable accruals for normal year-end adjustments). No subsidiaries of the Company are required to file periodic reports with the SEC under the Exchange Act.

SECTION 3.08. Absence of Certain Changes. Except as specifically disclosed in the Company SEC Documents filed prior to the date hereof or as set forth in
Section 3.08 of the Company Disclosure Schedule, since September 30, 1999 the Company and its subsidiaries have conducted their business only in the ordinary course, and during such period there has not been: (a) any event, change, effect or development that has had or could reasonably be expected to have a Company Material Adverse Effect between September 30, 1999 and the date hereof; (b) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any capital stock of the Company; (c) any damage, destruction or loss, whether or not covered by insurance that has had or could reasonably be expected to have a Company Material Adverse Effect; (d) any change in accounting methods, principles or practices by the Company or its subsidiaries affecting the consolidated assets, liabilities, results of operations or business of the Company, except insofar as have been required by a change in generally accepted accounting principles; (e) any making or rescission of any material express or deemed election relating to Taxes, settled or compromised any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable law, made any change to any of its material methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal income tax return; or (f) any action, event, occurrence or transaction that would have been prohibited by Section 5.01 hereof.

SECTION 3.09. Compliance with Laws. Except as set forth in the Company SEC Documents filed prior to the date hereof: (a) neither the Company nor any of its subsidiaries is subject to any material judgment, injunction, order or decree; and (b) neither the Company nor any of its subsidiaries is in violation of any applicable material law, rule, regulation, judgment, injunction, order or decree, including without limitation, any federal, state or local law applicable to the origination, purchase or sale of residential mortgage loans in the jurisdictions in which the Company and such subsidiaries conduct such business, except for violations which could not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.10. Litigation. Except as disclosed in the Company SEC Documents filed prior to the date hereof, there is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.11. Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Company SEC Documents or accrued on the September 30, 1999 balance sheet included in the Company SEC Documents, or as set forth in Section
3.11 of the Company Disclosure Schedule, and except for liabilities incurred in the ordinary course of business and otherwise not in contravention of this Agreement, the Company and each of its subsidiaries does not have any material liabilities or obligations of any nature (whether absolute, contingent or otherwise).

SECTION 3.12. Labor Matters. Neither the Company nor any of its subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated.

SECTION 3.13. Proxy Statement. The Proxy Statement will comply in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied by or on behalf of Merger Sub, any affiliate of Merger Sub specifically for inclusion in the Proxy Statement. None of the information supplied by the Company specifically for inclusion in the Proxy Statement shall, at the time the Proxy Statement is mailed or at the time of the Company Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to any of the information relating to and supplied by or on behalf of Purchaser specifically for inclusion in the Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to stockholders in connection with the Merger, and any schedule required to be filed with the SEC in connection therewith, together with any amendments or supplements thereto, are collectively referred to herein as the "PROXY STATEMENT."


SECTION 3.14. Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has provided Merger Sub a copy of the agreement between the Company and the Company Financial Advisor pursuant to which such fees are payable.

                                   Article IV

                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Merger Sub hereby makes to the Company the representations and warranties set forth below:

SECTION 4.01. Organization and Qualification. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Merger Sub Material Adverse Effect.

SECTION 4.02. Authority Relative to This Agreement. Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Merger Sub and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate such transactions (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

SECTION 4.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not,
(i) conflict with or violate the Certificate of Incorporation or bylaws of Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its properties or assets are bound or affected, (iii) conflict with, or violate, or cause a default under any loan or credit agreement, note, bond, mortgage, indenture, lease, license or other agreement, instrument, contract or permit applicable to Merger Sub, its properties or assets, or (iv) result in the creation of a Lien on any assets or properties of Merger Sub except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Merger Sub Material Adverse Effect

(b) The execution and delivery of this Agreement by Merger Sub do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) any applicable requirements, if any, of the Exchange Act and state takeover laws, (B) the pre-merger notification requirements, if any, of the HSR Act and (C) filing and recordation of appropriate merger and similar documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Merger Sub Material Adverse Effect.

SECTION 4.04. Brokers. No broker, finder or investment banker other than Lehman Brothers Inc. and its affiliates is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Merger Sub or the members of the Management Group.

SECTION 4.05. Funds. Merger Sub has or will have at Closing sufficient funds to consummate the transactions contemplated in this Agreement. Merger Sub has executed a commitment letter with an affiliate of Lehman Brothers Holdings Inc. which, together with contributions to be made to Merger Sub by the Management Group and Evan R. Buckley, will provide for such funds.

SECTION 4.06. Information Supplied. None of the information supplied or to be supplied by Merger Sub specifically for inclusion in the Proxy Statement shall at the time the Proxy Statement is mailed or at the time of the Company Stockholders' Meeting or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.07. Employment Agreement with Kelly Monahan. Kelly Monahan and Merger Sub have entered into a valid and binding employment agreement pursuant to which Mr. Monahan has agreed to serve as an executive officer of the Surviving Corporation at the Effective Time. Such agreement is enforceable against Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity


                                    Article V

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees as to itself and its subsidiaries that, between the date of this Agreement and the Effective Time, unless Merger Sub shall have consented within five (5) days after receipt of notice from the Company of such proposed action, and except as expressly contemplated or permitted by this Agreement:

(a) the Board of Directors of the Company shall direct the management of the Company to take or refrain from taking, as the case may be, such action so that the Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers, regulators, distributors, creditors, lessors, employees and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time;

(b) the Board of Directors of the Company shall direct the management of the Company to take or refrain from taking, as the case may be, such action so that the Company shall not, and shall not permit any of its subsidiaries to alter the fundamental nature of its business or enter into material new lines of business outside the origination, purchase and of residential mortgage loans and activities incident thereto;

(c) the Board of Directors of the Company shall direct the management of the Company to take or refrain from taking, as the case may be, such action so that the Company shall not, and shall not permit any of its subsidiaries to incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice and with the Company's current business plan (a copy of which has been provided to Merger Sub);

(d) the Company shall not, and shall not permit any of its subsidiaries to, and shall not propose to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by wholly owned subsidiaries of the Company, (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned subsidiary of the Company, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

(e) the Board of Directors of the Company shall direct the management of the Company to take or refrain from taking, as the case may be, such action so that the Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, transfer, pledge or otherwise encumber or authorize or propose the issuance, delivery, sale, transfer, pledge or encumbrance of, any shares of its capital stock, any voting debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or voting debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Common Stock upon the exercise of warrants, Options or in connection with other stock-based benefits plans, in each case, outstanding on the date hereof in accordance with their current terms and (ii) issuances by a wholly owned subsidiary of the Company of capital stock to such subsidiary's parent or another wholly owned subsidiary of the Company;

(f) except as required by applicable law, the Company and its subsidiaries shall not amend or propose to amend their respective certificates of incorporation, bylaws or other governing documents;

(g) the Board of Directors shall direct the management of the Company to not, and to not permit any of the Company's subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of the Company and its subsidiaries in the ordinary course); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing subsidiaries of the Company, (y) the creation of new subsidiaries of the Company organized to conduct or continue activities otherwise permitted by this Agreement, or (z) any transaction authorized under
Section 6.04; and provided, further, that upon consultation with Merger Sub the Company may renew or enter into new warehouse line of credit facilities on substantially the same terms as such existing facilities, including, without limitation, as to the amount of such facilities;

(h) the Board of Directors of the Company shall direct the management of the Company to take or refrain from taking, as the case may be, such action so that the Company shall not, and shall not permit any subsidiary of the Company to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of subsidiaries of the Company) which are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole; provided, however, that the foregoing shall not prohibit sale of residential mortgage loans in the ordinary course of business or pursuant to existing agreements or the granting of Liens on residential mortgage loans in connection with borrowings under the Company's warehouse line of credit facilities;

(i) the Board of Directors of the Company shall direct the management of the Company to take or refrain from taking, as the case may be, such action so that the Company shall not, and shall not permit any of its subsidiaries to, (i) other than in connection with actions permitted by this Agreement or in connection with the origination, purchase and sale of residential mortgage loans in the ordinary course of business, and activities incident thereto, make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or a wholly-owned subsidiary of the Company or
(ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or settle any litigation, other than indebtedness, issuances of debt securities, guarantees, loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice;

(j) the Board of Directors of the Company shall direct the management of the Company to take or refrain from taking, as the case may be, such action so that the Company shall not, and shall not permit any of its subsidiaries to, take any action that would result in (x) any of the representations and warranties set forth in Article III which is qualified as to materiality being untrue, (y) any of the representations and warranties set forth in Article III which is not so qualified being untrue in any material respect, or (z) any of the conditions to the Merger set forth in Article VII not being satisfied;

(k) except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, or as required by a Governmental Entity, the Board of Directors shall direct the management of the Company not to change the Company's methods of accounting in effect at June 30, 1999, except as required by changes in United States Generally Accepted Accounting Principles as concurred in by the Company's independent auditors;

(l) the Board of Directors of the Company shall direct the management of the Company to take or refrain from taking, as the case may be, such action so that the Company shall not, and shall not permit its subsidiaries to, (i) enter into, adopt, amend (except as may be required by applicable law), renew (except on substantially the same terms) or terminate any Benefit Plan, or any other employee benefit agreement, arrangement, plan or policy between the Company or any of its subsidiaries and one or more of its directors or officers, (ii) increase or accelerate the compensation or fringe benefits of any of its directors, officers or employees, (iii) grant any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares other than as required by existing agreements with individual employees, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing or (iv) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement;

(m) the Board of Directors of the Company shall direct the management of the Company to take or refrain from taking, as the case may be, such action so that the Company shall not, and shall not permit any subsidiary to, make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable law, make any change to any of its material methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal income tax return; and

(n) the Board of Directors of the Company shall not take any action that is inconsistent with, or in contravention of, the directions it gives or is required to give to the management of the Company in compliance with this
Section 5.01; this Section 5.01 (other than Subsections 5.01(d) and (f)) shall be breached only if the Board of Directors of the Company takes such inconsistent or contravening action, fails to take action to direct the management of the Company as required under this Section 5.01 (such action to be accomplished by reason of resolutions adopted by the Board of Directors as of the date hereof), or as a result of action or inaction taken by any member of the Management Group if such action or inaction was taken with the actual knowledge of a majority of the members of the Special Committee and the Board of Directors fails to supervise the compliance by the Management Group with such directions consistent with the provisions of the DGCL

                                   Article VI

                              ADDITIONAL COVENANTS

SECTION 6.01. Access to Information; Confidentiality. From the date hereof to the Effective Time, the Company shall (and shall cause its subsidiaries and the officers, directors, employees, auditors and agents of the Company and of each of its subsidiaries to) afford the officers, employees and agents of Merger Sub (the "MERGER SUB REPRESENTATIVES") reasonable access upon reasonable notice during normal business hours to its officers, employees, agents, properties, offices, plants and other facilities, books and records, and shall furnish such Merger Sub Representatives with all financial, operating and other data and information as may from time to time be reasonably requested. Merger Sub agrees to be bound by the terms of the Confidentiality Agreement, dated as of October 19, 1999, between the Company and Lehman Brothers Inc. (the "CONFIDENTIALITY AGREEMENT").

SECTION 6.02. Proxy Statement; Schedule 13E-3. (a) As soon as practicable after the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, in form and substance reasonably satisfactory to Merger Sub, relating to the meeting of the Company's stockholders to be held in connection with the Merger. Merger Sub shall furnish to the Company such information concerning itself as the Company may reasonably request in connection with the preparation of the Proxy Statement. The Proxy Statement will comply in all material respects with applicable federal securities laws, except that no representation is made by the Company with respect to information supplied by Merger Sub for inclusion in the Proxy Statement. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the opinion of the Company Financial Advisor referred to in Section 3.05 hereof.

(b) The information provided by each of the Company and Merger Sub for use in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company or (ii) the time of the Company stockholders' meeting contemplated by such Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to any party hereto, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the Company and Merger Sub thereof and take appropriate action in respect thereof.

(c) As soon as practicable after the date of this Agreement, Merger Sub, members of the Management Group and the Company shall file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 ("SCHEDULE 13E-3"), with respect to the Merger. Each of the parties hereto agrees to use its reasonable best efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Schedule 13E-3. The information provided by each of the Company and Merger Sub for use in the
Schedule 13E-3 shall not, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each party hereto agrees promptly to supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that it is or shall have become incomplete, false or misleading.


SECTION 6.03. Action by Stockholders. Except as otherwise required by the fiduciary duties of the Board of Directors of the Company under applicable law (as determined in good faith by the Special Committee after consulting with its outside legal counsel): (a) the Company, acting through its Board of Directors, shall, in accordance with applicable law, the Company's Certificate of Incorporation and Bylaws, duly call, give notice of, convene and hold a special meeting of stockholders (the "COMPANY STOCKHOLDERS' MEETING") as soon as reasonably practicable after the date of this Agreement for the purpose of adopting this Agreement and (b) the Company will, through the Board of Directors based on the recommendation of the Special Committee, recommend to its stockholders the adoption of this Agreement. Merger Sub and the Management Group shall vote all shares of Common Stock owned by them in favor of the adoption of this Agreement.


SECTION 6.04. No Solicitation. (a) The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, investment bankers, attorneys or other agents or representatives to directly or indirectly, solicit, initiate or encourage any inquiries or the making of any proposal or provide any information about the Company or its subsidiaries with respect to any merger, consolidation or other business combination involving the Company or its subsidiaries or their respective assets or capital stock (a "TAKEOVER PROPOSAL") or negotiate, explore or otherwise engage in discussions with any corporation, partnership, person or other entity or group (other than Merger Sub, any of its affiliates or representatives) (collectively, a "PERSON") with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided, however, that if the Board of Directors of the Company or the Special Committee determines in good faith, after consultation with outside counsel, that it is advisable to do so in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to what the Board of Directors in good faith reasonably believes may be a Superior Proposal (as defined below), which proposal was not solicited by it and which did not otherwise result from a breach of this Section 6.04, and subject to providing prior written notice of its decision to take such action to Merger Sub and compliance with the other requirements of this Section 6.04, (i) furnish information with respect to the Company and its subsidiaries to any Person making a Superior Proposal pursuant to a customary confidentiality agreement and (ii) participate in discussions or negotiations regarding and execute any agreements (including but not limited to any Acquisition Agreement), in connection with such Superior Proposal.

(b) Except as expressly permitted by this Agreement, neither the Board of Directors of the Company nor the Special Committee shall (i) withdraw or modify , or propose publicly to withdraw or modify, in a manner adverse to Merger Sub, the approval or recommendation by the Board of Directors of the Company or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend any Takeover Proposal, or (iii) cause the Company to enter into any Acquisition Agreement.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.04, the Company shall promptly (and in any event within one day) advise Merger Sub orally and in writing of any request for information or any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal (and any amendments or proposed amendments thereto) and the identity of the person making such request or Takeover Proposal.

(d) Nothing contained in this Section 6.04 shall prohibit the Company or its Board of Directors, upon the recommendation of the Special Committee, from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders or otherwise which, in the judgment of the Special Committee upon advice of legal counsel, is advisable under applicable law or rules of any stock exchange; provided, however, that, except as contemplated by clause (b) of this Section 6.04, neither the Company nor the Board of Directors nor the Special Committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

(e) For purposes of this Agreement:

     (i) "SUPERIOR PROPOSAL" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, for consideration to the Company's stockholders consisting of cash and/or securities, at least 15% of the shares of the Company's capital stock then outstanding or all or substantially all of the assets of the Company, on terms which the Board of Directors, upon the recommendation of the Special Committee (based upon the advice of its financial advisor), determines in its good faith reasonable judgment to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed.

     (ii) "ACQUISITION AGREEMENT" means any letter of intent, agreement in principle, acquisition agreement or other similar agreement, contract or commitment related to any Takeover Proposal.

SECTION 6.05. Directors' and Officers' Insurance and Indemnification.

(a) From and after the consummation of the Merger, the parties shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director (the "INDEMNIFIED PARTY") of the Company and its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts paid in settlement, with the written approval of the Surviving Corporation (which approval shall not be unreasonably withheld), in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "CLAIM") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Delaware law or the Company's Certificate of Incorporation, Bylaws or indemnification agreements in effect at the date hereof.

(b) Merger Sub and the Company agree that all rights to indemnification and all limitations on liability existing in favor of the Indemnified Party as provided in the Company's Certificate of Incorporation and Bylaws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, to the extent such rights are consistent with the DGCL; provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware law, the Company's Certificate of Incorporation or Bylaws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to the Surviving Corporation; and, provided further, that nothing in this Section 6.05 shall impair any rights or obligations of any present or former directors or officers of the Company.

(c) The parties shall cause the Surviving Corporation to maintain the Company's existing officers' and directors' liability insurance policy ("D&O INSURANCE") for a period of not less than five (5) years after the Effective Date; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers ("SUBSTANTIALLY SIMILAR D&O INSURANCE") so long as such substitution does not result in gaps or lapses in coverage; provided, further, if the existing D&O Insurance expires or is cancelled during such period, Merger Sub or the Surviving Corporation will use its best efforts to obtain Substantially Similar D&O Insurance; provided, however, that if the aggregate annual premiums for such D&O Insurance (or successor insurance policy) at any time during such period exceed 500% of the per annum rate of premiums currently paid by the Company for such insurance on the date of this Agreement or $250,000, then the parties will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that shall then be available at an annual premium equal to 500% of such rate (provided, however, that in no event shall the Company be required to pay any annual premiums in excess of $250,000).

(d) The provisions of this Section 6.05 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives, and shall be binding on the Surviving Corporation and its respective successors and assigns.

SECTION 6.06. Officers. Immediately prior to the Effective Time, the Company shall take all action necessary to appoint as officers of the Company the Persons designated by Merger Sub.

SECTION 6.07. Further Action; Best Efforts.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger and the other transactions contemplated hereby, and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby.

(b) Notwithstanding the provisions of Section 6.06(a), nothing contained in this Agreement shall obligate Merger Sub to take any action to consummate the Merger and the other transactions contemplated hereby, the consummation of which is dependent or conditioned on the receipt of any governmental or regulatory approval or consent, in the event that the approval or consent so received specifically includes conditions or restrictions in addition to those imposed by laws and regulations of general applicability as in effect from time to time (including conditions in addition to those imposed by existing laws and regulations which require the prior approval of any governmental or regulatory agency to the taking of any action or the consummation of any transaction), the direct or indirect effect of which is or would be, to materially restrict, limit or otherwise subject to penalty Merger Sub in the ownership of its assets or the conduct of its business. For purposes of the foregoing, a condition, restriction or limitation arising out of any such approval or consent shall be deemed to be a material restriction or limitation on Merger Sub (regardless of whether Merger Sub is a party to or otherwise legally obligated by such consent or approval) to the extent that the taking of an action or the consummation of a transaction by Merger Sub would result in Merger Sub, the Company or any subsidiary of the Company being in material breach or violation of such consent or approval or otherwise causing such consent or approval to terminate or expire.

(c) In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

SECTION 6.08. Public Announcements. Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law, regulation or any listing agreement or arrangement to which the Company or Merger Sub is a party with a national securities exchange or the Nasdaq Stock Market if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

SECTION 6.09. Conveyance Taxes. Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

SECTION 6.10. Event Notices. From and after the date of this Agreement until the Effective Time, the Company shall promptly notify Merger Sub of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which has resulted in, or could reasonably be expected to result in, any condition to the Merger set forth in Article VII, not being satisfied, (ii) the Company's failure to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which has resulted in, or could reasonably be expected to result in any condition to the Merger set forth in Article VII, not being satisfied and (iii) any representation or warranty made by the Company contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified as to materiality becoming untrue or inaccurate in any material respect. The Company's delivery of any notice pursuant to this Section 6.10 shall not cure any breach of any representation or warranty of the Company contained in this Agreement or otherwise limit or affect the remedies available hereunder to Merger Sub, and the inadvertent failure to promptly deliver said notice shall not be deemed a breach of this Agreement.

                                   Article VII

                               CLOSING CONDITIONS

SECTION 7.01. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or the other transactions contemplated by this Agreement; provided, however,, that the parties shall use their reasonable best efforts (subject to Section 6.06(b)) to cause any such decree, judgment, injunction or other order to be vacated or lifted.

(c) HSR Act. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, which action shall not have been withdrawn or terminated.

SECTION 7.02. Additional Conditions to Obligations of Merger Sub. The obligation of Merger Sub to effect the Merger is also subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall, if qualified by materiality, be true and correct, and if not so qualified, be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date; provided, however, that any such representation or warranty shall not be deemed to be false or incorrect as a result of action or inaction taken by any member of the Management Group between the date of this Agreement and the Closing Date if such action or inaction was taken without the actual knowledge of a majority of the Special Committee of the Board of Directors of the Company or with the actual knowledge of the Board of Directors if the Board instructs the Management Group not to take any such action, so long as the Board of Directors continues to exercise its duties to supervise management of the Company consistent with the provisions of the DGCL.

(b) Agreement and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Dissenting Shares. On the Closing Date, Dissenting Shares shall aggregate no more than 18% of the then outstanding shares of Common Stock.

(d) Company Material Adverse Effect. Subsequent to the date of this Agreement, there shall not have occurred an event or events, other than events affecting the credit markets generally or the ability of financial institutions to raise capital (including the Credit Market Events) which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect; provided, however, that this condition shall not be deemed to have been breached if the Company Material Adverse Effect is significantly the result of (i) any action or inaction taken by a member of the Management Group specifically identified under Article V and taken in contravention of the directions to be given to the management of the Company by the Board of Directors pursuant to Article V (such action to be accomplished by reason of resolutions adopted by the Board of Directors as of the date hereof) or (ii) any action or inaction not subject to Article V taken by a member of the Management Group and (A) said member (i) acted in a manner inconsistent with, or failed to act in a manner consistent with, the business judgment rule as interpreted in accordance with Delaware law or (ii) reasonably believed that such action or inaction should have been communicated to the Special Committee and did not so communicate to the Special Committee prior to taking such action or inaction or
(B) such action or inaction was taken without the actual knowledge of a majority of the Special Committee and out of the ordinary course of business consistent with past practices.

(e) Market Material Adverse Effect. On the Closing Date, a Market Material Adverse Effect shall not have occurred and be continuing.

(f) Officer's Certificate. Merger Sub shall have received a certificate of an appropriate officer of the Company to the effect that the conditions set forth in Section 7.02(a), (b), (c) and (d) have been satisfied at the Effective Time.

(g) Third Party Consents. The Company and its subsidiaries shall have obtained all third party consents identified with an asterisk in Section 3.04 of the Company Disclosure Schedule and the same shall be in full force and effect at the closing.

(h) Management. On the Closing Date, Kelly Monahan shall continue to actively serve as an executive officer of the Company.

(i) Litigation. There shall be no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which questions or challenges the validity of this Agreement, the transactions contemplated hereby or any action taken or to be taken by the Company or which attempts to restrain, enjoin or prohibit the transactions contemplated hereby.

SECTION 7.03. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Merger Sub contained in this Agreement shall, if qualified by materiality, be true and correct, and if not so qualified, be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

(b) Agreement and Covenants. Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Officer's Certificate. The Company shall have received a certificate of an appropriate officer of Merger Sub to the effect that the conditions set forth in
Section 7.03(a) and (b) have been satisfied at the Effective Time.

                                  Article VIII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company:

(a) by mutual written consent of the Company (acting through the Special Committee) and Merger Sub;

(b) by either Merger Sub or the Company if the Effective Time shall not have occurred on or before July 31, 2000; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Merger Sub or the Company, if any permanent injunction, order, decree, ruling or other action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;

(d) by Merger Sub, if (i) the Board of Directors of the Company (acting through the Special Committee) withdraws, modifies or changes its approval or recommendation of this Agreement in a manner adverse to Merger Sub or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Takeover Proposal or shall have resolved to do so, or (iii) a tender offer or exchange offer for at least 20% of the outstanding shares of capital stock of the Company is commenced and the Board of Directors of the Company (acting through the Special Committee) fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

(e) by Merger Sub or the Company, if this Agreement shall fail to receive the Company Shareholder Approval for adoption at the Company Stockholders' Meeting or any adjournment or postponement thereof;

(f) by Merger Sub, upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company that is qualified as to materiality shall have become untrue, or if any representation or warranty of the Company that is not so qualified shall have become untrue in any material respect, in each case such that the conditions to the Merger set forth in
Article VII would not be satisfied (a TERMINATING COMPANY BREACH"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Merger Sub may not terminate this Agreement under this Section 8.01(f);

(g) by the Company, upon a breach of any material representation, warranty, covenant or agreement on the part of Merger Sub set forth in this Agreement, or if any representation or warranty of Merger Sub that is qualified as to materiality shall have become untrue, or if any representation or warranty of Merger Sub that is not so qualified shall have become untrue in any material respect, in each case such that the conditions to the Merger set forth in
Article VII would not be satisfied (a TERMINATING MERGER SUB BREACH"); provided, however, that, if such Terminating Merger Sub Breach is curable by Merger Sub through the exercise of its reasonable best efforts and for so long as Merger Sub continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.01(g);

(h) by the Company, to allow the Company to enter into an Acquisition Agreement in respect of a Superior Proposal if the Board of Directors of the Company (upon recommendation of the Special Committee) determines, following receipt of advice of independent legal counsel, that failure to do so would cause the Board of Directors of the Company to breach its fiduciary duties under applicable law; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(h) until five business days have elapsed following delivery to Merger Sub of written notice of such determination of the Company (which written notice will inform Merger Sub of the material terms and conditions of the Superior Proposal) and the Company shall and shall cause its legal and financial advisors to, during such five business day period, negotiate in good faith with Merger Sub to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein; and provided, further, however, that such termination under this Section 8.01(h) shall not be effective until the Company has made payment to Merger Sub of the amounts required to be paid pursuant to Section 8.05(b).

SECTION 8.02. Effect of Termination. Except as provided in Section 8.05 or
Section 9.01(b), in the event of the termination of this Agreement pursuant to
Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of any party hereto, or any of their respective officers or directors, to the other and all rights and obligations of any party hereto shall cease, subject to the remedies of the parties set forth in Sections 8.05(b) and (c); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided further, however, that the Company shall not be deemed to have willfully breached its representations, warranties, covenants or agreements set forth in this Agreement as a result of action or inaction taken by any member of the Management Group between the date of this Agreement and the Closing Date if such action or inaction was taken without the actual knowledge of a majority of the Special Committee of the Board of Directors of the Company, or with the actual knowledge of the Board of Directors if the Board instructs the Management Group not to take such action, so long as the Board of Directors continues to exercise its duties to supervise management of the Company consistent with the provisions of the DGCL.

SECTION 8.03. Amendment. Before or after adoption of this Agreement by the stockholders of the Company, this Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that (a) any such amendment shall, on behalf of the Company, have been approved by the Special Committee and (b) after adoption of this Agreement by the stockholders of the Company, no amendment which under applicable law may not be made without the approval of the stockholders of the Company may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.04. Waiver. At any time prior to the Effective Time, either the Company (acting through the Special Committee), on the one hand, or Merger Sub, on the other, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby and, with respect to extensions or waivers granted by the Company, if the Special Committee shall have approved such waiver or extension.

SECTION 8.05. Fees, Expenses and Other Payments. (a) Subject to paragraphs (b) and (c) of this Section 8.05, all costs and expenses (including any expenses related to any claims or litigation in connection with the transactions contemplated by this Agreement, or any settlement thereof), including, without limitation, fees and disbursements of counsel, financial advisors and accountants and other out-of-pocket expenses, incurred or to be incurred by the parties hereto (which in the case of Merger Sub includes those incurred or to be incurred by its equity investors) in connection with the transactions contemplated hereby (with respect to such party, its "EXPENSES"), shall be borne solely and entirely by the party which has incurred such costs and expenses; provided, however, that all costs and expenses related to printing and mailing the Proxy Statement shall be borne by the Company.

(b) The Company agrees that, if (i) the Company shall terminate this Agreement pursuant to Section 8.01(h), (ii) Merger Sub shall terminate this Agreement pursuant to Section 8.01(d)(i) or 8.01(d)(ii), or (iii) (A) Merger Sub shall terminate this Agreement pursuant to Section 8.01(e) or Section 8.01(f), (B) prior to the time of such termination, any person shall have made a public announcement or otherwise communicated to the Company and its stockholders with respect to a Takeover Proposal with respect to the Company, and (C) within six
(6) months after the date this Agreement is terminated, the Company enters into a definitive agreement with respect to a Takeover Proposal or a Takeover Proposal is consummated, then in accordance with Section 8.05(d), after such termination, or in the case of clause (iii) upon the entering into an agreement with respect to, or consummation of such Takeover Proposal, the Company shall pay to Merger Sub an amount equal to Merger Sub's documented Expenses in connection with this Agreement and the transactions contemplated hereby (which amount shall not exceed $500,000) and a termination fee in the amount of $1,500,000 (the "TERMINATION FEE" and together with such Expenses, the "TERMINATION AMOUNT"); provided, however, that in no event shall the Company be obligated to pay more than one Termination Amount.

(c) The Company agrees that it shall pay to Merger Sub an amount equal to Merger Sub's documented Expenses directly related to this Agreement and the transactions contemplated hereby (which amount shall not exceed $500,000) if this Agreement is terminated pursuant to Section 8.01(f) based upon a breach of a covenant or agreement or of any of the warranties and representations contained in Sections 3.01 (Organization and Qualification; Subsidiaries), 3.02 (Capitalization), 3.03 (Authority Relative to this Agreement), 3.05 (Opinion of Financial Advisor), 3.06 (Board Approval), 3.13 (Proxy Statement) or 3.14 (Brokers).

(d) Except as otherwise provided in this Agreement, any payment required to be made pursuant to Section 8.05(b) or Section 8.05(c) shall be made to Merger Sub by the Company not later than ten business days after delivery to the Company by Merger Sub of notice of demand for payment and shall be made by wire transfer or immediately available funds to an account designated by Merger Sub.

(e) Merger Sub agrees that it shall pay to the Company an amount equal to the Company's documented Expenses directly related to this Agreement and the transactions contemplated hereby (which amount shall not exceed $500,000) if this Agreement is terminated pursuant to Section 8.01(g). Any payment required to be made pursuant to this Section 8.05(e) shall be made to the Company by Merger Sub not later than ten business days after delivery to Merger Sub by the Company of notice of demand for payment and shall be made by wire transfer or immediately available funds to an account designated by the Company.

(f) The parties hereto acknowledge that the agreements contained in this Section
8.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Merger Sub would enter into this Agreement; accordingly, if either party fails to pay promptly the Termination Amount and/or expenses as applicable, and, in order to obtain such payment, the receiving party commences a suit which results in a judgment against the paying party for the Termination Amount and/or expenses, as applicable, the paying party shall pay to the receiving party its expenses incurred in connection with such suit, together with interest on the Termination Amount and/or expenses, as applicable, at the prime rate published as the average rate in the "Money Rates" section of The Wall Street Journal on the date such payment was required to be made.

(g) Subject to the following sentences, the payments required by this Section
8.05 shall constitute liquidated damages in full and complete satisfaction of, and shall be the sole and exclusive remedy of the parties for any loss, liability, damage or claim arising out of or in conjunction with the transactions contemplated in this Agreement, including any termination of this Agreement pursuant to Section 8.01 and shall not constitute a penalty. Notwithstanding the foregoing sentence, if (i) this Agreement is terminated by Merger Sub as a result of a willful breach of any representation, warranty, covenant or agreement by the Company and no Termination Fee is required to be paid pursuant to Section 8.05, Merger Sub may pursue any remedies available to it at law or in equity and shall be entitled to recover such additional amounts as Merger Sub may be entitled to receive at law or in equity or (ii) this Agreement is terminated by the Company as a result of a willful breach of any representation, warranty, covenant or agreement by Merger Sub, the Company may pursue any remedies available to it at law or in equity and shall be entitled to recover such amounts as the Company may be entitled to receive at law or in equity.

                                   Article IX
                               GENERAL PROVISIONS

SECTION 9.01. Effectiveness of Representations, Warranties and Agreements.

(a) Except as set forth in Section 9.01(b), the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

(b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I, II and IX and Section 6.05 shall survive the Effective Time and those set forth in Sections 8.02 and 8.05 and Article IX shall survive termination.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (including telecopy or similar writing) and shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.02 and the appropriate telecopy confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 9.02 (or at such other address for a party as shall be specified by like notice):

(a)        If to Merger Sub:
           ----------------

                     c/o BNC Mortgage, Inc.
                     1063 McGaw Avenue
                     Irvine, CA 92614-5532
                     Attention:  Mr. Kelly W. Monahan
                     Telecopy:  (949) 475-5027
           with copies to:
           --------------

                     Lehman Brothers Inc.
                     3 World Financial Center
                     New York, NY 10285
                     Attention:  Michael McCully, Senior Vice President,
                                    Karen Manson, Senior Vice President
                     Telecopy:  (212) 526-0035

                     Weil, Gotshal & Manges LLP
                     1615 L. Street, N.W., Suite 700
                     Washington, DC.  20036
                     Attention:  W. Michael Bond, Esq.
                     Telecopy:  (202) 857-0940

                     Troop, Steuber, Pasich, Reddick, & Tobey, LLP 2029 Century Park East, 24th Floor
                     Los Angeles, CA  90067-3010
                     Attention:  David H. Sands, Esq.
                     Telecopy:  (310) 728-2200

           if to the Company to:
           --------------------

                     BNC Mortgage, Inc.
                     1063 McGaw Avenue
                     Irvine, CA 92614-5532
                     Attention: Special Committee of the Board of Directors
                     Telecopy:  (949) 260-6464

           with a copy to:
           --------------

                     Kirkpatrick & Lockhart LLP
                     9100 Wilshire Blvd.
                     Beverly Hills, CA  90212
                     Attention:  Thomas J. Poletti, Esq.
                     Telecopy:  (310) 274-8293



SECTION 9.03 Certain Definitions. For purposes of this Agreement, the term:

(a) "AFFILIATE" means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) "BUSINESS DAY" means any day other than a day on which (i) banks in the State of New York are authorized or obligated to be closed or (ii) the SEC or The Nasdaq National Market is closed;

(c) "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change or effect that is (after giving effect to any appropriate reserves for such matter on the financial statements included in the Company SEC Documents filed prior to the date hereof) materially adverse to the business, prospects, results of operations, assets, liabilities or financial condition of the Company and its subsidiaries, taken as a whole, or any event, matter, condition or effect which precludes the Company from performing its material obligations under this Agreement or the consummation of the transactions contemplated herein.

(d) "CONTROL" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or polices of a person or entity, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise; and

(e) "CREDIT MARKET EVENTS" means any of the following events: (i) a limitation (whether or not mandatory) by any United States Government Entity which affects the extension of credit by banks or other United States financial institutions;
(ii) interest rate increases by the Federal Reserve Bank of the United States;
(iii) the implementation of previously announced proposed changes to capital requirements for sub-prime originators and investors; (iv) a disruption or adverse change in the financial or capital markets generally; (v) an event or events that affects the "repo market" or comparable "lending market" for financing debt obligations secured by residential mortgage loans or affects the ability of mortgage lenders generally to finance residential mortgage loans through the "repo market" or "lending market" with traditional counterparties; or (vi) an event or events that affects the "securities market" for securities backed by residential mortgage loans or mortgage lenders generally not being able to sell securities backed by residential mortgage loans.

(f) "MANAGEMENT GROUP" means collectively, Kelly W. Monahan, Peter R. Evans, Al Lapena, Gary Vander-Haeghen, Marles Crow and Jamie Langford.

(g) "MARKET MATERIAL ADVERSE EFFECT" means the occurrence of any of the following: (i) a limitation (whether or not mandatory) by any United States Governmental Entity which materially and adversely affects, or any other event which materially affects, the extension of credit by banks or other United States financial institutions, other than interest rate increases by the Federal Reserve Bank of the United States, and other than the implementation of any previously announced proposed changes to capital requirements for sub-prime originators and investors the effect of which would be to materially impair the Company's ability to conduct its business; (ii) a material disruption or material adverse change in the financial or capital markets generally, the effect of which effectively bars access by financial services entities to said markets; (iii) an event or events that results in the effective absence of a

"repo market" or comparable "lending market" for financing debt obligations secured by residential mortgage loans or in the inability of mortgage lenders generally to finance residential mortgage loans through the "repo market" or "lending market" with traditional counterparties; or (iv) an event or events that results in the effective absence of a "securities market" for securities backed by residential mortgage loans or in mortgage lenders generally not being able to sell securities backed by residential mortgage loans.

(h) "MERGER SUB MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition of Merger Sub and its subsidiaries, taken as a whole, or any event, matter, condition or effect which precludes Merger Sub from performing its material obligations under this Agreement or the consummation of the transactions contemplated herein

(i) "OPTION" means any stock option, stock appreciation right or any other award providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary of the Company.

(j) "PERSON" means any person or any corporation, partnership, limited liability company or other legal entity.

(k) "SUBSIDIARY" or "SUBSIDIARIES" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization.

SECTION 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06. Entire Agreement. This Agreement and the other documents delivered in connection herewith constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings between the parties with respect to the subject matter hereof.

SECTION 9.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment shall be null and void, provided that Merger Sub may assign its rights, but not its obligations, under this Agreement to any of its subsidiaries.

SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than the provisions of Section 6.05, which provisions are intended to benefit and may be enforced by the beneficiaries thereof), is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

SECTION 9.10. Submission to Jurisdiction; Waiver of Jury Trial. (a) Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Court of Chancery, or other courts, of the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the courts for any reason other than the failure to serve process in accordance with this
Section 9.10, (iii) that it, or its property, is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by applicable law, that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement and any document executed in connection herewith.

SECTION 9.11. Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

           IN WITNESS WHEREOF, the Company and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                    COMPANY:
                                    BNC MORTGAGE, INC.

                                    By: /s/ Evan R. Buckley
                                        -------------------------------------
                                        Name:  Evan R. Buckley
                                        Title: Chief Executive Officer



                                    MERGER SUB:
                                    BNCM ACQUISITION CO.

                                    By: /s/ Kurt Locher
                                        -------------------------------------
                                        Name:  Kurt Locher
                                        Title: President